Exhibit 99.2

Certificate Pursuant to Section 1350 of Chapter 63
of Title 18 of the United States Code

I, Stephen J. Hagge, executive vice president and chief financial officer of AptarGroup, Inc., certify that (i) the Quarterly Report on Form 10-Q of AptarGroup, Inc. for the quarterly period ended June 30, 2002 (the “Form 10-Q”) fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of AptarGroup, Inc. and its subsidiaries.

/s/ Stephen J. Hagge

Stephen J. Hagge
Executive Vice President and
Chief Financial Officer

August 12, 2002